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                                                                    EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Fritz Companies, Inc.:


We consent to incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-58268) of United Parcel Service, Inc. of our audit report dated June 28, 2000, relating to the consolidated balance sheets of Fritz Companies, Inc. as of May 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended May 31, 2000, and the related financial statement schedule, which report appears in the May 31, 2000 Annual Report on Form 10-K of Fritz Companies, Inc., and to the references to our firm under the heading "Experts" in the proxy statement/prospectus.


/s/ KPMG LLP
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San Francisco, California
April 23, 2001